Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-202477) (“Registration Statement”) of our reports dated February 26, 2016 with respect to the consolidated financial statements of SBA Communications Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of SBA Communications Corporation and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

January 13, 2017